EXHIBIT 8.1

SHUTTS & BOWEN LLP

201 SOUTH BISCAYNE BLVD.

1500 MIAMI CENTER

MIAMI, FLORIDA 33131

August 14, 2009

International Assets Holding Corporation

220 E. Central Parkway, Suite 2060

Altamonte Springs, Florida 32701

Re:	Registration Statement of Form S-4

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the proposed merger of International Assets Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of International Assets Holding Corporation, a Delaware corporation (“Parent”), with and into FCStone Group, Inc., a Delaware corporation (the “Company”), with the Company surviving the merger, pursuant to that certain Agreement and Plan of Merger, and the exhibits thereto, by and among Parent, Merger Sub and the Company, dated as of July 1, 2009 (the “Agreement”). Unless otherwise indicated, all capitalized terms shall have the meaning defined in the Agreement. All section references are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise indicated.

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”) including the Joint Proxy Statement and Prospectus of Parent and the Company; (3) factual representations and certifications made to us by Parent and the Company (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization and operation of Parent and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by Parent from Stinson Morrison Heckler LLP, with respect to the tax consequences of the proposed transaction (the “SMH Opinion”).

The Proposed Transaction

Based solely upon our review of the documents set forth above, and upon such information as the Parent has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction is as follows:

For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Sub merge with and into the Company. Merger Sub’s separate corporate existence will cease and the Company will be the surviving corporation. As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of the Merger Sub under Delaware corporate law. Merger Sub was organized solely for the purpose of accomplishing the Merger.

International Assets Holding Corporation

August 14, 2009

By virtue of the Merger, each share of the common stock of the Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio. Fractional shares of Parent Common Stock will not be issued in the Merger. Rather, each holder of Company Common Stock who would otherwise have been entitled to receive a fractional share will receive a cash payment in lieu thereof equal to the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Common Stock Market Value.

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

3. All representations, warranties, and statements made or agreed to by Parent, Merger Sub, and the Company, and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.

4. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

5. The SMH Opinion has been concurrently delivered and not withdrawn.

Opinion—U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the discussion in the Registration Statement under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” to the extent that it purports to describe provisions of federal income tax law or legal conclusions with respect thereto, is correct in all material respects as of the date hereof.

International Assets Holding Corporation

August 14, 2009

Exceptions, Limitations and Qualifications

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Parent nor the Company has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Time.

2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific shareholders of the Company that may be relevant to particular classes of Company shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

3. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement and the Registration Statement are not consummated in accordance with the terms of the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true

International Assets Holding Corporation

August 14, 2009

and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” section of the Registration Statement and in the “Legal Matters” section of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ SHUTTS & BOWEN LLP